Exhibit 99.1

News	Contact:

Investors: Peggy Reilly Tharp
(314) 854-4134, ptharp@brownshoe.com
Media: Kelly Malone
(314) 854-4093, kmalone@brownshoe.com

Brown Shoe Company Announces Sale of Avia and Nevados
Company Retaining Ryka

ST. LOUIS, May 14, 2013 – Brown Shoe Company, Inc. (NYSE: BWS, brownshoe.com) today announced it has sold Avia and Nevados for $74 million, with the transaction closing immediately.  Galaxy Brand Holdings, Inc. acquired the Avia and Nevados brands, while Brown Shoe Company is retaining Ryka, and other brands, and plans to use the proceeds from the sale to pay down debt.

Brown Shoe Company acquired Avia and Nevados as part of its American Sporting Goods (ASG) acquisition completed in February 2011 for $145 million and assumed debt.  In October of 2011, the company sold the AND 1 brand, which was also part of the ASG acquisition, for $55 million.

“Although we were not actively marketing Avia for sale, it’s a great brand with a strong heritage that appealed to Galaxy Brand Holdings.  As a result, they made an offer which we believe is in the best interest of our shareholders to accept," said Diane Sullivan, president and chief executive officer of Brown Shoe Company.  “We’re excited about continuing to expand and strengthen the Ryka brand, which is the most integral and relevant part of the ASG acquisition for Brown Shoe Company.”

“We are excited by the tremendous potential in both Avia and Nevados, and look forward to building on their foundations in the athletic and outdoor space,” said Eddie Esses, chief executive officer of Galaxy Brand Holdings.  “Both brands enjoy a loyal consumer base, and we are committed to continuing a tradition of serving all of our retail partners with innovative, high-quality products.  We see significant opportunity -- in both domestic and international markets -- to drive the growth and continued development of these brands.”

The realignment and integration related costs associated with this transaction are expected to result in a charge of $15 million to $17 million in fiscal 2013, or approximately $0.28 to $0.33 per diluted share on a GAAP basis.  Of this amount, $11 million to $13 million is expected to be non-cash.

Brown Shoe Company will announce its first quarter 2013 financial results before market open on Wednesday, May 29.  Company executives will host a financial analyst call at 9:00 a.m. ET that day, to discuss first quarter earnings and to provide a general business update.

The dial-in number for financial analysts in North America is (877) 217-9089 or (706) 679-1723 for international analysts, and the conference ID is 70291031.  To participate, please dial in a few minutes before the scheduled time.  Employees, the media and the public are invited to listen to the call at investor.brownshoe.com/news/events.

A replay of the call will be available through Wednesday, June 12, 2013, by dialing (855) 859-2056 in North America (404) 537-3406 internationally and using the conference ID 70291031.  A webcast replay will also be archived for a limited period at investor.brownshoe.com/news/events/archive.

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Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements and expectations regarding the company’s future performance and the performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These risks include (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) intense competition within the footwear industry; (iii) rapidly changing fashion trends and purchasing patterns; (iv) customer concentration and increased consolidation in the retail industry; (v) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China, where Brown Shoe Company relies heavily on manufacturing facilities for a significant amount of their inventory; (vi) the ability to recruit and retain senior management and other key associates; (vii) the ability to attract, retain and maintain good relationships with licensors and protect intellectual property rights; (viii) the ability to secure/exit leases on favorable terms; (ix) the ability to maintain relationships with current suppliers; (x) compliance with applicable laws and standards with respect to lead content in paint and other product safety issues; (xi) the ability to source product at a pace consistent with increased demand for footwear; and (xii) the impact of rising prices in a potentially inflationary global environment.  The company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption Risk Factors in Item 1A of the company’s Annual Report on Form 10-K for the year ended February 2, 2013, which information is incorporated by reference herein and updated by the company’s Quarterly Reports on Form 10-Q. The company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company
Brown Shoe Company is a $2.6 billion, global footwear company whose shoes are worn by people of all ages, from all walks of life.  Our products are available virtually everywhere — in the nearly 1,300 Famous Footwear and Naturalizer retail stores we operate, in hundreds of major department and specialty stores, on 14 branded ecommerce sites, and on many additional third-party retail websites.  Through our broad range of products, we serve three key market segments.  Our Family brands — Famous Footwear, Famous.com, and shoes.com — are one-stop-shopping destinations for high quality, affordable styles for a family’s every occasion.  Active people who want comfort, style and performance can look to our Healthy Living brands — Naturalizer, Dr. Scholl's Shoes, LifeStride and Ryka.  Our Contemporary Fashion brands — Via Spiga, Vera Wang, Vince, Sam Edelman, Franco Sarto, Carlos Santana and Fergie Footwear — keep fashionistas in step with the latest trends.  At Brown Shoe Company, we inspire people to feel good and live better... feet first!

About Galaxy Brand Holdings, Inc.
Galaxy Brand Holdings, Inc. is a New York-based brand acquisition and development firm recently founded by a team of industry veterans.  The company was formed to acquire brands and other intellectual property in the apparel, footwear and accessory markets, which have broad, global, consumer appeal.